Friday, May 16, 2008

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 330-533-3341 888-988-3276 (Toll Free) 330-533- 0451 (Fax) exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. DECLARES CASH DIVIDEND

CANFIELD, Ohio – The Board of Directors of Farmers National Banc Corp, (OTC BB: FMNB), has declared its second quarter dividend of $0.12 per common share, payable on June 30, 2008 to shareholders of record on June 13, 2008. This represents a reduction of $0.04 per share from the cash dividend that was paid in the previous quarter.

Frank L. Paden, President of Farmers National Banc Corp. commented on the decision to reduce the cash dividend, “Our Corporation has been able to avoid the troubles that have forced peers to take actions to support weak capital levels caused from high loan losses, due in part from the sub-prime loan issue and the overall downturn in the real estate markets. Rather than returning excess capital to shareholders in the form of cash dividends, we are being more proactive with this decision with the intent to preserve capital and reap the benefits from a stronger capital position as the markets stabilize in the financial services sector and our performance improves. Additionally, this decision is a meaningful initiative in our long-term strategic plan, which enables us to create a stronger position for long-term shareholder value.”

Farmers National Banc Corp. is the parent company for The Farmers National Bank of Canfield. The corporation has $831 million in assets with sixteen banking offices serving Mahoning, Trumbull and Columbiana counties in Ohio. The company makes available a complete line of banking and investment services to companies and individuals through Farmers National Bank and PrimeVest Financial Services. Learn more about Farmers at www.fnbcanfield.com.

This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.